Exhibit 99.1

The Michaels Companies Announces First Quarter Fiscal 2020 Results

IRVING, Texas--(BUSINESS WIRE)--June 4, 2020--The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the first quarter fiscal 2020 ended May 2, 2020.

Ashley Buchanan, Michaels Chief Executive Officer, commented, “During an unprecedented time, our teams quickly adapted and executed on key priorities for our business. While temporary store closures negatively impacted our first quarter results, I am proud of the way our team responded to changing market conditions, implementing safety and business continuity measures to protect the health of our associates while continuing to safely service the needs of our customers. This quarter, we significantly accelerated Michaels’ transformation into an omnichannel retailer by introducing a robust set of customer facing digital and fulfillment capabilities. As we reopen stores, we are encouraged by the trends we are seeing. Moving through the rest of the year, we will continue to introduce additional capabilities that enable us to serve customers wherever and however they want to shop. We believe these actions, along with our strong liquidity, will enable us to successfully navigate the current environment and emerge a healthier, stronger and better positioned omnichannel company.”

Key Financial Results:

	13 Weeks Ended May 2, 2020	13 Weeks Ended May 4, 2019
Net Sales	$799.9M	$1,093.7M
Comp. Store Sales	-27.6%	-2.9%
Operating (Loss) Income	($60.7M)	$92.7M
Net (Loss) Income	($63.5M)	$37.7M
Diluted (Loss) Earnings per Share	($0.43)	$0.24
Adjusted Operating (Loss) Income[1]	($60.7M)	$101.4M
Adjusted Net (Loss) Income[1]	($63.5M)	$49.0M
Adjusted Diluted (Loss) Earnings per Share[1]	($0.43)	$0.31

1 See additional information in this release for a reconciliation of non-GAAP financial measures to the respective GAAP measures.

Key Highlights

  The Company introduced new omnichannel capabilities including curbside pick-up and same day delivery, expanded ship from store and BOPIS and enabled in-app purchases; these actions helped drive 296% e-commerce growth in the first quarter.
  As a result of restrictions related to COVID-19, fewer than 500 stores were open as of May 2, 2020. However, many closed stores continued to generate sales through curbside pickup and ship from store programs. As of June 4, 2020, the number of open and fully operational stores has increased to approximately 1,000 of the Company’s 1,273 stores.
  Strong ending cash position of $926.8 million as of May 2, 2020 due to actions including a proactive draw down of the Company’s revolving credit facility, and effective cash management and cost reduction measures.

First Quarter Fiscal 2020:

  The 27% decline in sales for the first quarter of fiscal 2020 compared to the prior year period was due to temporary store closures as a result of the COVID-19 pandemic. Sales related to 11 additional Michaels stores (net of closures) since the end of the first quarter of fiscal 2019 and an increase in e-commerce sales of $118.8 million or nearly 300%, partially offset the decline. Total comparable store sales decreased 27.6%.
  Operating loss was $60.7 million compared to operating income of $92.7 million in the first quarter of fiscal 2019. Adjusted operating loss for the first quarter of fiscal 2020 was $60.7 million compared to $101.4 million in adjusted operating income in the first quarter of fiscal 2019. A full reconciliation of Adjusted operating (loss)/income is available within the tables of this press release.

Balance sheet and liquidity highlights:

  The Company proactively drew down $600 million under its revolving credit facility in March 2020 and ended the first quarter of fiscal 2020 with a cash balance of $926.8 million.
  Subsequent to the end of the first quarter, the Company paid down $300 million on the revolving credit facility, leaving it with significant available borrowing capacity.
  The Company expects to have sufficient liquidity to fund planned capital expenditures, working capital requirements, debt service requirements and anticipated growth for the foreseeable future.

COVID-19 business update:

The Company has taken a number of actions to adjust to the impact COVID-19 has had on its operations.

  Health and safety protocols were implemented across stores in accordance with state and local guidance to protect employees and customers. These included closing stores or limiting store hours, increasing store cleaning and implementing social distancing measures. Additionally, the Company provided thermometers for associates, installed plexiglass shields at check-out, and hand sanitizer dispensers throughout its stores to protect customers and associates. The Company continues to closely monitor state and local guidance and is prepared to take any additional measures needed to ensure the safety of our employees and customers.
  The Company took swift action to reduce costs by eliminating or deferring discretionary spending not directly related to health and safety and by prioritizing the initiatives necessary to operate effectively in the current environment.
  The Company managed its working capital effectively by renegotiating payment terms with vendors and landlords and reducing labor costs where needed as a result of temporary store closures.
  The Company deferred capital expenditures that were not directly related to maintenance or safety.

Outlook:

Following the completion of a strategic review, on May 14, 2020 the Company announced that it plans to close its Darice wholesale operations. The Company will retain a sourcing-related office in China and expects the closure process to be substantially completed by November 30, 2020. The Company anticipates the fiscal year 2020 after-tax, primarily non-cash, cost of the closure to be in the range of $46 million to $52 million, consisting primarily of the liquidation of inventory, employee-related expenses and costs associated with the write-off of intangible assets.

As of June 4, 2020, approximately 1,000 stores were open and fully operational. Based on the current state and local laws and guidance, the Company anticipates substantially all 1,273 Michaels stores will be open by the end of June 2020.

Based on current trends, the Company believes it will use cash during its fiscal second quarter. Expected uses of cash during the second quarter include seasonal working capital and cash payments that were deferred from the first quarter. The Company expects to generate positive cash flow in the second half of fiscal 2020 and believes it has sufficient liquidity for the foreseeable future.

Given the continued uncertainty associated with the COVID-19 pandemic, the Company is not providing any additional financial outlook information at this time.

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, June 4, 2020, at 8:00 am Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10143473. Callers who pre-register will be given a phone number and a unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

A live webcast of the conference call, together with certain supplemental presentation materials, will be available online at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 3 months after the call. Additionally, a telephone replay will be available until June 18, 2020, by dialing (877) 344-7529 or (412) 317-0088, access code 10143473.

Non-GAAP Information

This press release includes non-GAAP measures including adjusted operating (loss) income, adjusted diluted (loss) earnings per share, adjusted net (loss) income, EBITDA and adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2020 results on a comparable basis with its quarterly and fiscal 2019 results.

The Company has provided this information as a means to evaluate the results of its ongoing operations. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Other companies in the Company's industry may calculate these items differently than it does.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, including with respect to liquidity and capital resources, including its cash position at the end of the second quarter, cash flow for the second half of the year, the introduction of new capabilities, our ability to navigate the COVID-19 pandemic and the opening of stores following temporary closures, expected costs of the closure of Darice operations and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of the adverse effect of the ongoing COVID-19 outbreak; economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; the impact of tariffs on certain products that we import from China and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company operates more than 1,270 Michaels stores in 49 states and Canada. Additionally, the Company serves customers through a variety of digital platforms including Michaels.com, Canada.michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high-quality custom and specialty framing merchandise. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive (Loss) Income
(Unaudited)

	13 Weeks Ended
	May 2,	May 4,
(in thousands, except per share data)	2020	2019
Net sales	$799,888	$1,093,720
Cost of sales and occupancy expense	578,066	676,080
Gross profit	221,822	417,640
Selling, general and administrative	281,341	320,597
Restructure charges	—	3,087
Store pre-opening costs	1,159	1,226
Operating (loss) income	(60,678)	92,730
Interest expense	38,122	37,359
Other (income) expense, net	(2,922)	3,105
(Loss) income before income taxes	(95,878)	52,266
Income taxes	(32,373)	14,575
Net (loss) income	$(63,505)	$37,691

Other comprehensive (loss) income, net of tax:
Foreign currency and cash flow hedges	(14,336)	(4,826)
Comprehensive (loss) income	$(77,841)	$32,865

(Loss) earnings per common share:
Basic	$(0.43)	$0.24
Diluted	$(0.43)	$0.24
Weighted-average common shares outstanding:
Basic	146,865	157,749
Diluted	146,865	157,861

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive (loss) income:
	13 Weeks Ended
	May 2,	May 4,
	2020	2019
Net sales	100.0%	100.0%
Cost of sales and occupancy expense	72.3	61.8
Gross profit	27.7	38.2
Selling, general and administrative	35.2	29.3
Restructure charges	—	0.3
Store pre-opening costs	0.1	0.1
Operating (loss) income	(7.6)	8.5
Interest expense	4.8	3.4
Other (income) expense, net	(0.4)	0.3
(Loss) income before income taxes	(12.0)	4.8
Income taxes	(4.0)	1.3
Net (loss) income	(7.9)%	3.4%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	May 2,	February 1,	May 4,
(in thousands, except per share data)	2020	2020	2019
ASSETS
Current Assets:
Cash and equivalents	$926,830	$409,964	$246,727
Merchandise inventories	1,110,760	1,097,109	1,101,729
Prepaid expenses and other	51,438	62,287	65,304
Accounts receivable, net	23,337	30,442	36,223
Total current assets	2,112,365	1,599,802	1,449,983
Property and equipment, at cost	1,713,229	1,706,520	1,676,751
Less accumulated depreciation and amortization	(1,292,966)	(1,276,088)	(1,242,869)
Property and equipment, net	420,263	430,432	433,882
Operating lease assets	1,576,877	1,610,013	1,613,719
Goodwill	94,290	94,290	112,069
Other intangible assets, net	64,511	66,417	16,960
Deferred income taxes	22,816	18,201	25,577
Other assets	16,453	18,940	27,068
Total assets	$4,307,575	$3,838,095	$3,679,258

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$443,911	$476,298	$406,947
Accrued liabilities and other	339,204	347,136	354,398
Current portion of operating lease liabilities	347,068	306,796	300,489
Current portion of long-term debt	624,900	24,900	24,900
Income taxes payable	9,378	41,236	55,339
Total current liabilities	1,764,461	1,196,366	1,142,073
Long-term debt	2,639,051	2,644,460	2,675,602
Long-term operating lease liabilities	1,327,997	1,357,821	1,380,175
Other liabilities	91,489	85,912	68,766
Total liabilities	5,822,998	5,284,559	5,266,616

Stockholders’ Deficit:
Common stock, $0.06775 par value, 350,000 shares authorized; 147,343 shares issued and outstanding at May 2, 2020; 146,803 shares issued and outstanding at February 1, 2020; and 158,126 shares issued and outstanding at May 4, 2019	9,890	9,852	10,620
Additional paid-in-capital	13,716	4,872	11,900
Accumulated deficit	(1,501,862)	(1,438,357)	(1,590,494)
Accumulated other comprehensive loss	(37,167)	(22,831)	(19,384)
Total stockholders’ deficit	(1,515,423)	(1,446,464)	(1,587,358)
Total liabilities and stockholders’ deficit	$4,307,575	$3,838,095	$3,679,258

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Year ended
	May 2,	May 4,
(in thousands)	2020	2019
Cash flows from operating activities:
Net (loss) income	$(63,505)	$37,691
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Non-cash operating lease expense	81,171	81,371
Depreciation and amortization	32,843	31,489
Share-based compensation	8,535	7,251
Debt issuance costs amortization	940	1,237
Loss on write-off of investment	—	5,036
Accretion of long-term debt, net	66	(130)
Restructure charges	—	3,087
Deferred income taxes	(2,861)	140
Gain on sale of building	(101)	—
Changes in assets and liabilities:
Merchandise inventories	(12,857)	6,966
Prepaid expenses and other	10,850	(6,412)
Accounts receivable	6,593	23,705
Other assets	2,294	(12,964)
Operating lease liabilities	(36,862)	(56,843)
Accounts payable	(37,815)	(81,237)
Accrued interest	14,373	7,706
Accrued liabilities and other	(32,587)	(25,611)
Income taxes	(30,219)	12,318
Other liabilities	3,615	(1,002)
Net cash (used in) provided by operating activities	(55,527)	33,798

Cash flows from investing activities:
Additions to property and equipment	(21,856)	(25,101)
Proceeds from sale of building	875	—
Net cash used in investing activities	(20,981)	(25,101)

Cash flows from financing activities:
Common stock repurchased	(401)	(2,139)
Payments on term loan credit facility	(6,225)	(6,225)
Borrowings on asset-based revolving credit facility	600,000	—
Proceeds from stock options exercised	—	507
Net cash provided by (used in) financing activities	593,374	(7,857)

Net change in cash and equivalents	516,866	840
Cash and equivalents at beginning of period	409,964	245,887
Cash and equivalents at end of period	$926,830	$246,727

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended
	May 2,	May 4,
(in thousands)	2020	2019
Net cash (used in) provided by operating activities	$(55,527)	$33,798
Non-cash operating lease expense	(81,171)	(81,371)
Depreciation and amortization	(32,843)	(31,489)
Share-based compensation	(8,535)	(7,251)
Debt issuance costs amortization	(940)	(1,237)
Loss on write-off of investment	—	(5,036)
Accretion of long-term debt, net	(66)	130
Restructure charges	—	(3,087)
Deferred income taxes	2,861	(140)
Gain on sale of building	101	—
Changes in assets and liabilities	112,615	133,374
Net (loss) income	(63,505)	37,691
Interest expense	38,122	37,359
Income taxes	(32,373)	14,575
Depreciation and amortization	32,843	31,489
Interest income	(1,023)	(811)
EBITDA	(25,936)	120,303
Adjustments:
COVID-19 expense (1)	14,848	—
Share-based compensation	8,535	7,251
Restructure charges	—	3,087
Severance costs	798	2,542
Store pre-opening costs	1,159	1,226
Store remodel costs	215	66
Foreign currency transaction gains	(1,846)	(74)
Store closing costs	669	(821)
CEO severance costs	—	5,569
Other(2)	2,746	964
Adjusted EBITDA	$1,188	$140,113
(1)Includes costs attributable to the COVID-19 pandemic including hazard pay for team members, costs associated with furloughed employees, certain inventory charges and sanitation supplies.
(2)Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign-on bonuses, director's fees and search costs.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating (loss) income, Adjusted net (loss) income and Adjusted (loss) earnings per share, diluted
(Unaudited)

	13 Weeks Ended
	May 2,	May 4,
(In thousands, except per share)	2020	2019
Operating (loss) income	$(60,678)	$92,730
Restructure charges (a)	—	3,087
CEO severance costs	—	5,569
Adjusted operating (loss) income	$(60,678)	$101,386

Net (loss) income	$(63,505)	$37,691
Restructure charges (a)	—	3,087
CEO severance costs	—	5,569
Write-off of investment (b)	—	5,036
Tax adjustment for above items (c)	—	(2,390)
Adjusted net (loss) income	$(63,505)	$48,993

(Loss) earnings per common share, diluted	$(0.43)	$0.24
Restructure charges (a)	—	0.02
CEO severance costs	—	0.04
Write-off of investment (b)	—	0.03
Tax adjustment for above items (c)	—	(0.02)
Adjusted (loss) earnings per common share, diluted	$(0.43)	$0.31
(a) Fiscal 2019 excludes charges related to the closure of our Pat Catan's stores.
(b) Excludes the write-off of an investment in a liquidated business.
(c) Adjusts for the tax impact of the restructure charges, the CEO severance costs and the write-off of an investment in a liquidated business.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:
	13 Weeks Ended
	May 2,	May 4,
	2020	2019

Store open at beginning of period	1,274	1,258
New stores	1	4
Relocated stores opened	6	7
Closed stores	(4)	(2)
Relocated stores closed	(6)	(7)
Store open at end of period	1,271	1,260

Average inventory per store (in thousands)	$ 832	$ 822
Comparable store sales	(27.6)%	(2.9)%
Comparable store sales, at constant currency	(27.4)%	(2.5)%

Contacts

Investor Contact:
Jim Mathias
972.409.1393
James.Mathias@michaels.com

ICR, Inc.
Farah Soi
203.682.8200
Farah.Soi@icrinc.com

or

Financial Media Contact:
ICR, Inc.
Jessica Liddell/ Julia Young
203.682.8200
Michaels@icrinc.com